WEDGE Capital Management L.L.P.

Personal Security Trading Policy

Effective October 1, 2002 (Revised January 1, 2014)

I.	Introduction

This Policy is part of WEDGE’s Code of Ethics and is designed to uphold our fiduciary duty to our clients. In conducting business and carrying out the provisions of the Policy, WEDGE associates shall:

A.	Place the interests of our clients first at all times

B.	Conduct personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility

C.	Not take inappropriate advantage of their positions

D.	Maintain confidentiality of information concerning WEDGE trading activity, except when disclosure is required on a professional basis

E.	Comply with all applicable federal securities laws

II.	General Provisions

A.	Associates are required to acknowledge receipt of the Code of Ethics, and all amendments thereof, in writing.

B.	Associates are required to report any violations of the Code of Ethics promptly to the compliance department.

C.	Associates are discouraged from short-term trading (generally defined as holding a security for less than 30 calendar days).

D.	No associate or his/her spouse is permitted to be a director of a public company without prior Management Committee approval.

Doubtful situations should be resolved in favor of WEDGE’s clients. Technical compliance with the Policy’s procedures will not automatically insulate transactions from scrutiny if there is an indication of abuse of fiduciary responsibility.

III.	Definitions

A.	Access Persons – All supervised persons (i.) who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (ii.) who are involved in making securities recommendations to clients or have access to such recommendations that are nonpublic.

B.	Beneficial Interest– The opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in the subject securities.

An associate is presumed to have a Beneficial Interest in the following:

1.	Securities owned individually or jointly

2.	Securities owned by Immediate Family members who reside in the associate’s household

3.	Securities in which Immediate Family members, who reside in the associate’s household, exercise Investment Control

C.	Compliance11 (C11) – C11 is the automated compliance system used by WEDGE to collect, report and monitor associate’s trades, gifts, entertainment and political contributions, and track affirmations and disclosures.

D.	Direct Obligations of the Government of the United States – Securities backed by the full faith and credit of the Unites States government. These include direct obligations of the federal government (e.g. Treasuries) and securities issued by agencies of the U.S. government which are guaranteed by the full faith and credit of the U.S. government (e.g. GNMA’s).

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E.	High Quality Short-Term Debt – Any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

F.	Immediate Family – Immediate Family includes: spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, and in-laws. Immediate Family also includes adoptive relationships and other relationships (whether or not recognized by law) that the compliance department determines could lead to possible conflicts of interest or appearances of impropriety such as a fiancée.

G.	Investment Control – An associate is deemed to have Investment Control in all accounts in which he or she has authority to place a trade or is an investment decision-maker.

H.	Reportable Account* – Any account that holds or is capable of holding any securities (not just reportable securities) in which an associate has Investment Control or Beneficial Interest.

I.	Reportable Fund- Any fund for which WEDGE serves as an investment adviser as defined in Section 2(a)(2) of the Investment Company Act of 1940 or any fund whose investment adviser or principal underwriter controls WEDGE, is controlled by WEDGE, or is under common control with WEDGE.

J.	Reportable Security * – Any security in which an associate has Investment Control or Beneficial Interest except a security specifically exempted by Rule 204A-1 of the Act.

Exempted securities include:

1.	Direct obligations of the government of the United States

2.	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements

3.	Shares issued by money market funds

4.	Securities effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan

5.	Shares issued by open-end funds other than Reportable Funds

6.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

K.	Security – The term “security” includes any stock, bond, investment contract or limited partnership interest, any option on a security, index, or currency, any warrant or right to subscribe to or otherwise acquire any security, and any other instrument as defined by Section 202(a)(18) of the Investment Advisers Act (the “Act”).

*	Any uncertainty regarding a Reportable Account or Reportable Security should be brought to the attention of the compliance department.

IV.	Individuals Covered by the Policy

All WEDGE associates are considered Access Persons and are required to abide by the Policy.

V.	Reporting Requirements

A.	Initial Holdings Disclosure

All new associates must complete the Annual Holdings Disclosure and Brokerage Account Disclosure in C11 to report all Reportable Accounts and reportable securities held as of the associate’s start date or as of a date no more than 45 calendar days prior to joining WEDGE. These disclosures must be submitted to the compliance department within 10 calendar days of the associate’s start date.

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B.	Annual Holdings Disclosure

By January 30th of each year, all associates must complete the Annual Holdings Disclosure and Brokerage Account Disclosure in C11 to report all Reportable Accounts and reportable securities held as of December 31 of the prior year.

C.	Duplicate Confirmations and Statements

To comply with the reporting requirements of the Act and facilitate the review process, associates must arrange for an electronic feed of their investment account to C11 to be set-up (for applicable brokers only), or for the direct mailing of all Reportable Account statements, and trade confirmations thereof, to the following address:

WEDGE Capital Management L.L.P.

Compliance - FBO (insert name)

301 S. College Street, Suite 2920

Charlotte, NC 28202-6002

A form letter, which can be used for the purpose of requesting duplicates, is located in the WEDGE Policies Manual. Please see a member of the compliance group for further information on setting up an electronic feed.

In the event confirmations and statements cannot be sent directly to WEDGE or received electronically, all confirmations and statements for Reportable Accounts must be up-loaded to C11 no later than 30 days following the end of each quarter. For Reportable Accounts that do not hold Reportable Securities, (e.g. accounts with an automatic investment plan, open-end mutual funds, and ETFs) and for which statements cannot be sent via postal mail or electronic feed, statements must be submitted on an annual basis, no later than thirty days after year end.

D.	New or Closed Accounts

Associates must disclose to the compliance department when a Reportable Account has been opened or closed within 30 days of the end of the quarter in which the account was opened or closed. The Brokerage Account Disclosure, which is part of the Quarterly Affirmation in C11, should be used for this purpose.

E.	Quarterly Affirmation

On a quarterly basis, all associates must complete the Quarterly Affirmation in C11 in which they provide certain attestations relating to the Code of Ethics, including trading activity and account changes during the quarter. Responses are due no later than the 30th day of the month following the end of each calendar quarter.

VI.	Pre-clearance of Personal Securities Transactions

A.	Securities Requiring Pre-clearance

Associates are required to receive authorization from the compliance department before trading common stocks, options on common stocks, securities convertible to common stocks, taxable bonds, and private placements in accounts in which the associate has sole or shared Investment Control.

B.	Pre-clearance Exemptions

The following types of security transactions are exempt from pre-clearance:

1.	Securities obtained through an automatic dividend reinvestment plan

2.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class

3.	Securities obtained through a merger, spin-off, split or corporate action

4.	Transactions in securities not listed in section VI. A.

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C.	Pre-clearance Process

1.	The associate wishing to place a trade in a Reportable Account should first determine if the trade requires pre-clearance by reviewing section VI.A. If required, the associate must complete a pre-clearance request in C11. A member of the compliance department will approve or deny the request. In no event will anyone be allowed to approve/deny his or her own request. If the trade is approved, it should be executed on the proposed trade date as designated on the request.

2.	If the trade is not approved, the compliance member will deny the request and send the associate an explanation. If the associate disagrees with the denial, he or she may complete a new request and must obtain approval from two members of the compliance department. The original denied request should be presented with the new request.

3.	An analyst’s absence from the office will not preclude a personal trade from being approved. However, the analyst’s absence should be noted on the request form by the approver.

VII.	Blackout Periods

Note: These restrictions do not apply to rebalance transactions in which fewer than half of WEDGE’s designated accounts are involved.

A.	Trades Subject to Same-Day Blackout Period

Associates are not allowed to trade a personal security on the same day that WEDGE trades the same security for its clients.

B.	Trades Subject to Five-Day Blackout Period

1.	Associates are not allowed to buy a security that WEDGE anticipates buying for its clients within the next five business days.

2.	Associates are not allowed to buy a security that WEDGE has sold for its clients within the last five business days.

C.	Trades Subject to Indefinite Blackout Period

1.	Associates are not allowed to trade stocks on the Restricted Stock List as referenced in the Insider Trading Policy.

2.	A personal sale of a security that is also held in client accounts is generally not permitted, unless all of the following conditions are met:

a.	There are no client buy or sell orders pending for the subject security.

b.	A request is submitted along with a letter explaining the reason for the sale that demonstrates how the need cannot be fulfilled through other financial resources.

c.	The sale is approved by three uninvolved members of the compliance department.

D.	Blackout Exceptions

1.	QVM Portfolio Stocks

Stocks, and related convertibles and options, held in WEDGE clients’ QVM accounts (Small-Mid Cap Value QVM and Large Cap Value QVM) may be bought or sold on any day except the day the QVM model is rebalanced, or trades are pending execution as a result of a model rebalance, and that rebalance involves more than half of WEDGE’s designated accounts.

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2.	Initial Public Offerings

Purchases of any shares in an IPO are prohibited if the security is equity or a security convertible into equity.

3.	New Associates

A new associate may sell a personal security that is also held in client accounts if requested within 10 days of hire. A request must be completed and accompanied by a letter explaining the reason for the sale. The request must be approved by the CCO prior to commencing the trade.

4.	Gifts of Securities

An associate may gift a security that is held in WEDGE clients’ accounts to a nonprofit organization (charitable, educational, religious, etc.), provided that the associate making the gift retains no beneficial interest. Approval will be granted only if there are no pending trade orders or orders anticipated in the next five business days for the security. The organization to which the gift is being made should be clearly identified on the request. A confirmation is not required to be matched with the request.

VIII.	Options

A.	A request must be approved prior to the purchase of an option on common stock and prior to the option being exercised, liquidated or rolled into a new strike price or expiration date. A request does not need to be completed when an option position expires unexercised.

B.	Under no circumstances may an employee or partner initiate an option transaction on a stock held in WEDGE Large, Mid, Small, International or Micro Cap portfolios.

C.	If an analyst has an option position on a stock he or she is planning to recommend, the option position must be liquidated prior to the first purchase of the related stock for WEDGE clients.

D.	If an associate, other than the analyst recommending a stock purchase for WEDGE clients, has an option position on a stock recommended for purchase for WEDGE clients, the associate is frozen in that option position until five business days after the stock purchase is complete. After the blackout period, the option position may be liquidated, exercised or allowed to expire, but may not be rolled to a new strike price or date. If the option expiration date occurs during the blackout period, the associate may, on the last trading day before the expiration date, either exercise the option, let the option expire, or roll the option position to the next expiration date (at the same strike price, if available, or the closest strike price then available).

IX.	Securities Convertible to Common Stock

Securities convertible to common stock will be treated the same as common stock for the purposes of this Policy.

X.	Asset Classes

Personal trades in an asset class (e.g. fixed income, common stock) will be evaluated within that asset class and without regard to client positions held in other asset classes of the same issuer.

XI.	Review Procedures

A.	Personal Trade Confirmation Review

A compliance associate will review pre-clearance requests in C11 to ensure they are properly matched to a trade confirmation. A compliance associate will also review and initial all hard copy trade confirmations that are not automatically received in C11.

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B.	Quarterly Affirmation and Annual Holdings Review

The compliance department will distribute, collect, and review quarterly affirmations and Annual Holdings Disclosures. Any Policy violations noted during these reviews will be reported to the Management Committee.

C.	Violations

Any technical violations with an inconsequential impact on WEDGE clients will be discussed with the individual at fault with the goal of achieving strict adherence to the Policy. Any matters of a more severe nature must be brought before the CCO, and potentially the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation. Freezing of personal trading, disgorgement of profits or termination of employment may be a recommended punishment if the violation is severe, or there is flagrant misuse of personal trades.

D.	Internal Audit and Supervision

The Policy will be reviewed by the compliance department annually to determine if any revisions are necessary. Periodic reviews will be conducted to test Policy compliance and all findings and any actions taken will be reported to the Management Committee.

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